CONSENT OF INDEPENDENT AUDITORS

Board of Trustees
Evergreen Money Market Trust

We consent to the use of our report dated March 1, 2002 for Evergreen California Municipal Money Market Fund, Evergreen Florida Municipal Money Market Fund, Evergreen Money Market Fund, Evergreen Municipal Money Market Fund, Evergreen New Jersey Municipal Money Market Fund, Evergreen New York Municipal Money Market Fund, Evergreen Pennsylvania Municipal Money Market Fund, Evergreen Treasury Money Market Fund, and, Evergreen US Government Money Market Fund, portfolios of Evergreen Money Market Trust, incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectuses and "Independent Auditors" in the Statement of Additional Information.

                                                     /s/ KPMG LLP


Boston, Massachusetts
May 27, 2002